EXHIBIT O



       TRANSACTIONS IN THE COMMON SHARES OF CLIFFS NATURAL RESOURCES INC.



         TRANSACTIONS BY HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

        Date of                Number of Shares
        Transaction            Purchased / (Sold)       Price per Share

        3/17/2009                   (500,000)              $12.5768
        3/18/2009                   (143,610)              $12.1127
        3/20/2009                    548,300               $14.2958
        3/23/2009                    593,900               $15.7563
        3/24/2009                    600,000               $17.1074
        3/25/2009                    500,000               $17.7938
        3/26/2009                    506,100               $18.7473


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